Exhibit 107

Calculation of Filing Fee Tables

Form S-1

(Form Type)

Cingulate Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Securities to Be Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount to Be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Fee Rate	Amount of Registration Fee (2)
Securities to Be Registered
Fees to Be Paid	Equity	Shares of Common Stock, $0.0001 par value per share	Other	1,500,000	$5.08	$7,620,000.00	0.0001476	$1,124.72
	Total Offering Amounts					$7,620,000.00		$1,124.72
	Total Fees Previously Paid							–
	Total Fee Offsets							–
	Net Fee Due							$1,124.72

(1)	Represents up to 1,500,000 shares of common stock, par value $0.0001 per share, that are issuable at the option of the registrant pursuant to a purchase agreement with the selling stockholder. The shares will be offered for resale by the selling stockholder. Pursuant to Rule 416(a), there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2)	In accordance with Rule 457(c), based on the average of the high ($5.22) and low ($4.94) prices of the Common Stock on the Nasdaq Capital Market on September 24, 2024.